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                                                                    Exhibit 23.3




CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Amendment No. 1 to Registration Statement No. 333-119968 on Form S-4 of Consolidated Communications Illinois Holdings, Inc., Consolidated Communications Texas Holdings, Inc. and Homebase Acquisition, LLC of our report dated October 15, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the provisions of Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets" as of January 1, 2002), relating to the consolidated financial statements of TXU Communications Ventures Company and Subsidiaries, appearing separately in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Dallas, Texas


January 6, 2005